As filed with the Securities and Exchange Commission on October 4, 2010

Registration No. 333-

Post-Effective Amendment No. 1 to Registration Statement No. 333-141713

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

and

POST-EFFECTIVE AMENDMENT

UNDER

THE SECURITIES ACT OF 1933

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-1920798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3333 Beverly Road

Hoffman Estates, Illinois 60179

(Address of Principal Executive Offices) (Zip Code)

Sears Holdings 401(k) Savings Plan

Lands’ End, Inc. Retirement Plan

Sears Puerto Rico Savings Plan

(Full title of the plans)

Dane A. Drobny

Senior Vice President, General Counsel and Secretary

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

(Name and address of agent for service)

(847) 286-2500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value $0.01 per share	1,200,000(2)	$72.13(3)	$86,556,000(3)	$5,049(4)

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Consists of 1,100,000 common shares to be offered or sold under the Sears Holdings 401(k) Savings Plan and the Sears Puerto Rico Savings Plan and 100,000 common shares to be offered or sold under the Lands’ End, Inc. Retirement Plan. The shares of Common Stock offered under the Sears Holdings 401(k) Savings Plan and the Sears Puerto Rico Savings Plan are held in the Sears Holdings 401(k) Savings Plan Master Trust.
(3)	Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s common shares on The NASDAQ Global Select Market on September 30, 2010.
(4)	An aggregate of $1,123.38 of such amount was previously paid in connection with 202,715 unsold common shares of the 1,200,000 common shares registered under registration statement no. 333-141713 initially filed on March 30, 2007 ($6,650 in fees paid) by the Registrant, which unsold securities are being removed from registration as of this date. Accordingly, pursuant to Rule 457(p) under the Securities Act of 1933, as amended, $1,123.38 is being offset against the total filing fee due for this Registration Statement.

EXPLANATORY NOTE

The Registrant hereby files this Registration Statement on Form S-8 relating to 1,200,000 additional common shares to be offered or sold under the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan and the Sears Puerto Rico Savings Plan (collectively, the “Plans”) and an indeterminate amount of interests to be offered or sold pursuant to the Plans. This Registration Statement also constitutes Post-Effective Amendment No. 1 to the Registrant’s Form S-8 Registration Statement (File No. 333-141713) to remove from registration 202,715 common shares that remain unsold.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant or the Plans are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010 (File No. 000-51217);

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since January 30, 2010 (other than the portions of those documents not deemed to be filed);

(c) Description of Registrant’s common stock included in Registrant’s Registration Statement on Form S-4 (File No. 333-120954) filed under the Securities Act of 1933, as amended, including any amendment or report filed updating such description;

(d) Annual Report on Form 11-K of the Sears Holdings 401(k) Savings Plan for the fiscal year ended December 31, 2009 (File No. 000-51217); and

(e) Annual Report on Form 11-K of the Lands’ End, Inc. Retirement Plan for the fiscal year ended December 31, 2009 (File No. 000-51217); and

(f) Annual Report on Form 11-K of the Sears Puerto Rico Savings Plan for the fiscal year ended December 31, 2009 (File No. 000-51217).

The documents incorporated by reference into this registration statement may include as exhibits agreements between us and third parties that contain representations and warranties and other agreements and undertakings by us and third parties. These representations and warranties, agreements and undertakings have been made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties to the agreement in connection with negotiating the terms of the agreement, and have been included in the agreement for the purpose of allocating risk between the parties to the agreement rather than to establish matters as facts. Any such representations and warranties, agreements, and undertakings have been made solely for the benefit of the parties to the agreement and should not be relied upon by any other person.

All documents filed by Registrant and the Plans with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed) subsequent to the date hereof and prior to the filing of a post-effective amendment hereto indicating that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Registrant’s restated certificate of incorporation requires Registrant to indemnify and hold harmless any director or officer of Registrant to the fullest extent permitted by Delaware law, against all expenses, liabilities and losses, including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement, reasonably incurred by those persons in connection with any action, suit or proceeding in which they were, are, or have been threatened to be involved by virtue of their service as a director or officer of Registrant or their service at the request of Registrant as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans. In general, Registrant will indemnify such a director or officer who initiates an action, suit or proceeding only if such action, suit or proceeding was authorized by the board of directors of Registrant.

In addition, under Registrant’s restated certificate of incorporation, Registrant will pay, in advance of the disposition of any action, suit or proceeding, any reasonable expenses incurred by such a director or officer subject to such person agreeing to repay any such amounts if it is judicially determined that such person is not entitled to be indemnified for such expenses. The indemnification rights conferred by Registrant are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Registrant’s certificate of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise.

The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the full text of the restated certificate of incorporation of Registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The Exhibits to this registration statement are listed in the Exhibit Index beginning on page E-1 of this registration statement, which Index is incorporated herein by reference.

The Registrant will submit or has submitted the Sears Holdings 401(k) Savings Plan and the Lands’ End, Inc. Retirement Plan, and all amendments thereto, to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify those plans.

The Registrant will submit the Sears Puerto Rico Savings Plan and all amendments thereto, to the Departments de Hacienda of Puerto Rico (the “Hacienda”) in a timely manner and will make all changes required by the Hacienda in order to qualify this plan under Section 1165 of the Puerto Rico Internal Revenue Code of 1994, as amended. This plan is not required to be qualified under Section 401 of the Internal Revenue Code.

ITEM 9. UNDERTAKINGS

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, Illinois, on October 4, 2010.

SEARS HOLDINGS CORPORATION (Registrant)

By:	/s/ William K. Phelan
	Name:	William K. Phelan
	Title:	Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 4, 2010

Signature	Title

Edward S. Lampert*	Director, Chairman
Edward S. Lampert

W. Bruce Johnson*	Director, Interim Chief Executive Officer and President (Principal Executive Officer)
W. Bruce Johnson

Michael D. Collins*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Michael D. Collins

William K. Phelan*	Senior Vice President and Controller (Principal Accounting Officer)
William K. Phelan

William C. Kunkler*	Director
William C. Kunkler

Steven T. Mnuchin*	Director
Steven T. Mnuchin

Ann N. Reese*	Director
Ann N. Reese

Emily Scott*	Director
Emily Scott

Thomas J. Tisch*	Director
Thomas J. Tisch

*By:	/s/ William K. Phelan
William K. Phelan
Individually and as Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Sears Holdings 401(k) Savings Plan has duly caused this Registration Statement to be signed on the Plan’s behalf by the undersigned, thereto duly authorized, in the Village of Hoffman Estates, State of Illinois, on the 4 th day of October, 2010.

SEARS HOLDINGS 401(k) SAVINGS PLAN By: SEARS HOLDINGS CORPORATION ADMINISTRATIVE COMMITTEE, Plan Administrator

By:	/s/ William K. Phelan
William K. Phelan
Member of Administrative Committee and Senior Vice President, Controller and Chief Accounting Officer of Sears Holdings Corporation

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Lands’ End, Inc. Retirement Plan has duly caused this Registration Statement to be signed on the Plan’s behalf by the undersigned, thereto duly authorized, in the City of Dodgeville, State of Wisconsin, on the 4th day of October, 2010.

LANDS’ END, INC. RETIREMENT PLAN By: LANDS’ END, INC. RETIREMENT PLAN COMMITTEE Plan Administrator

By:	/s/ Timothy O. Martin
Timothy O. Martin
Timothy O. Martin, Member of Plan Committee and Senior Vice President and CFO of Lands’ End, Inc.

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Puerto Rico Savings Plan has duly caused this Registration Statement to be signed on the Plan’s behalf by the undersigned, thereto duly authorized, in the Village of Hoffman Estates, State of Illinois, on the 4th day of October, 2010.

SEARS PUERTO RICO SAVINGS PLAN By: SEARS HOLDINGS CORPORATION ADMINISTRATIVE COMMITTEE, Plan Administrator

By:	/s/ William K. Phelan
William K. Phelan
Member of Administrative Committee and Senior Vice President, Controller and Chief Accounting Officer of Sears Holdings Corporation

EXHIBIT INDEX

Exhibit Number	Document Description

3.1	Restated Certificate of Incorporation of Sears Holdings Corporation [incorporated by reference to Exhibit 3.1 to Sears Holdings’ current report on Form 8-K filed March 24, 2005 (File No. 000-51217)].

3.2	Amended and Restated By-Laws [incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K, dated December 2, 2009, filed on December 4, 2009 (File No. 000-51217)].

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of McGladrey & Pullen, LLP.

24.1*	Power of Attorney

*	Filed herewith.